Exhibit (d)(50)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of July 16, 2014 , (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Manager”) and Thornburg Investment Management, Inc., a Delaware corporation (“Thornburg” or “Sub-Adviser”).

FMG LLC and Thornburg agree to modify the Investment Sub-Advisory Agreement dated as of June 1, 2014, (“Agreement”) as follows:

1. Name Change. The name of EQ/Large Cap Core PLUS Portfolio was changed to AXA Large Cap Core Managed Volatility Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Sub-Adviser as the Sub-Adviser to AXA Large Cap Core Managed Volatility Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Sub-Adviser is appointed as the investment adviser and the fee payable to the Sub-Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Bettie Kroutil
	Steven M. Joenk		Name: Bettie Kroutil
	Chairman, Chief Executive Officer and President		Title: Vice-President

APPENDIX A

TO AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT WITH

THORNBURG INVESTMENT MANAGEMENT, INC.

Related Portfolio	Annual Advisory Fee Rate
AXA Large Cap Core Managed Volatility Portfolio	0.35% of the Thornburg Allocated Portion’s average daily net assets.